Exhibit 99.1

ADM Reports Strong Adjusted Fourth Quarter 2014 Earnings of $1.00 per Share
Net earnings of $701 million, or $1.08 per share
Company announces 17 percent increase in quarterly dividend

CHICAGO, Feb. 3, 2015 – Archer Daniels Midland Company (NYSE: ADM) today reported financial results for the quarter ended Dec. 31, 2014.

The company reported adjusted earnings per share1 of $1.00, up from $0.95 in the same period last year. Adjusted segment operating profit1 was $1.13 billion, up 8 percent from $1.04 billion in the year-ago period. For the calendar year, adjusted earnings per share of $3.20 were up 37 percent versus the prior year.

Net earnings for the quarter were $701 million, or $1.08 per share, and segment operating profit1 was $1.26 billion.

“The Agricultural Services team executed well to capitalize on strong conditions, while international merchandising continued to show year-over-year recovery,” said ADM Chief Executive Officer Juan Luciano. “In North America and Europe, Oilseeds showed strong year-over-year growth, offset by weaker results in South America. Looking ahead in North America and Europe, solid crush margins and export opportunities have carried into the first quarter. Market conditions in South America Oilseeds should improve with the large harvest, and we are working toward higher returns throughout 2015 in this key geography.

“While U.S. ethanol demand was seasonally strong, boosted by the domestic response to lower gasoline prices, high industry production has built excess inventories. Margins in this industry should remain challenged until supplies are better aligned with demand. We will continue our work to optimize cost and product mix in the Corn business to maximize profitability.”

Fourth Quarter 2014 Highlights1

•
Adjusted EPS of $1.00 excludes approximately $0.14 of asset disposal gains, $0.09 in benefits related to biodiesel tax credits attributable to the first three quarters of the year, $0.09 in non-cash pension settlement charges, and other net charges totaling $0.06.

•
Oilseeds Processing decreased $107 million from an exceptional comparator, with record profits from North American soybean crushing and strong results from soybean crushing in Europe more than offset by weakness in South American results.

•	Corn Processing decreased $31 million with rising net corn costs through the quarter partially offset by strong ethanol results.

•	Agricultural Services increased $234 million amid strong margins, record volumes and good execution in the U.S., and improved international merchandising.

•	Trailing four-quarter-average adjusted ROIC was 9.0 percent, up 240 basis points year over year and 260 basis points above annual WACC of 6.4 percent.

•	During the fourth quarter, the company repurchased 9.4 million shares. During 2014, ADM returned more than $1.8 billion to shareholders through dividends and share repurchases.

1 Non-GAAP financial measures; see pages 5 and 10 for explanations and reconciliations, including after-tax amounts.

Dividend Declaration and 2015 Capital Plan

•
ADM’s Board of Directors has declared a quarterly cash dividend of 28.0 cents per share on the company’s common stock, an increase of approximately 17 percent from the prior quarterly rate, resulting in estimated annual dividend payments of $0.7 billion in 2015.

•	The dividend is payable on March 10, 2015, to shareholders of record at the close of business on Feb. 17, 2015. As of Dec. 31, 2014, there were 636,704,061 shares of ADM common stock outstanding.

•	The company has targeted $1.5 to $2.0 billion of share repurchases in 2015, subject to strategic capital requirements.

•	The company expects 2015 capital expenditures of between $1.1 and $1.3 billion.

Oilseeds Earnings Solid with Strong Soybean Crushing Results in North America and Europe

After adjustments, Oilseeds operating profit of $395 million decreased $107 million from excellent year-ago results.

Crushing and origination operating profit decreased $46 million to $206 million. Higher capacity utilization and improved margins helped drive record soybean crushing results in North America and very strong European crushing results. Results in South America were significantly lower, due to reduced crush margins, continued slow farmer selling, and weaker fertilizer results.

Refining, packaging, biodiesel and other generated a profit of $99 million for the quarter, down $69 million. Overcapacity pressured margins in European biodiesel during the quarter, while year-ago North American biodiesel results benefited from a surge in demand ahead of the expiration of the U.S. blender's credit.

Cocoa and other earned $29 million in the quarter, up $15 million from the year-ago period, reflecting the improved margin environment and higher capacity utilization in the cocoa business.

Oilseeds results in Asia for the quarter were generally in line with the prior period, with the recovery of Wilmar results from earlier in the year.

Corn Processing Delivered Mixed Results

Corn processing operating profit decreased from $315 million to $284 million, when adjusting for the net impacts of asset impairment charges and hedge timing effects.

Sweeteners and starches results declined $114 million from an exceptionally strong period last year, to $67 million on weaker margins due to expected lower average selling prices and net corn costs that rose through the quarter.

Bioproducts results increased from $134 million to $217 million, driven by favorable ethanol results. In addition, animal nutrition results improved on better margins and solid demand.

Agricultural Services Results Improve Significantly on U.S. Grain Exports, International Merchandising, Transportation

Agricultural Services operating profit was $435 million, up $234 million from the year-ago period, after adjusting for asset-impairment charges.

Merchandising and handling earnings improved $179 million from a weak year-ago quarter, to $263 million, supported by strong margins, effective handling of record volumes from the large U.S. harvest, ability to maximize storage, and strong execution. In addition, international merchandising continued to recover, with good results from the Black Sea region.

Transportation results increased $45 million to $92 million on strong northbound and southbound barge freight demand and favorable operating conditions.

Milling and other results improved $10 million to $80 million, mostly driven by improved blending and basis gains in the milling business.

Other Items of Note

For 2014, the effective tax rate was 28 percent. For the fourth quarter, the effective tax rate was 29 percent, versus 39 percent in the same period last year.

During the fourth quarter, ADM closed on the acquisitions of WILD Flavors GmbH and Specialty Commodities, Inc. For fourth-quarter reporting, these businesses’ results are reflected in Other Operating Profits. The results were negatively impacted by transaction closing and restructuring costs of $33 million as well as purchase-price amortization charges. Starting with the first quarter of 2015, ADM has created a new business segment—WILD Flavors and Specialty Ingredients—which will include the results of these two businesses.

As additional information to help clarify underlying business performance, the tables on page 10 include both adjusted EPS as well as adjusted EPS excluding significant timing effects.

Conference Call Information

ADM will host a conference call and audio webcast on Feb. 3, 2015, at 8 a.m. Central Time to discuss financial results and provide a company update. A financial summary slide presentation will be available to download approximately 60 minutes prior to the call. To listen to the call via the Internet or to download the slide presentation, go to www.adm.com/webcast. To listen by telephone, dial (888) 522-5398 in the U.S. or (706) 902-2121 if calling from outside the U.S. The access code is 62552494.

Replay of the call will be available from Feb. 4, 2015, to Feb. 10, 2015. To listen to the replay by telephone, dial (855) 859-2056 in the U.S. or (404) 537-3406 if calling from outside the U.S. The access code is 62552494. The replay will also be available online for an extended period of time at www.adm.com/webcast.

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve the vital needs of a growing world. Today, we’re one of the world’s largest agricultural processors and food ingredient providers, with more than 33,000 employees serving customers in more than 140 countries. With a global value chain that includes more than 460 crop procurement locations, 300 ingredient manufacturing facilities, 40 innovation centers and the world’s premier crop transportation network, we connect the harvest to the home, making products for food, animal feed, chemical and energy uses. Learn more at www.adm.com.

Archer Daniels Midland Company

Media Relations                    Investor Relations
David Weintraub                    Christina Hahn
312-634-8484                        217-451-8286

Financial Tables Follow

Segment Operating Profit and Corporate Results
A non-GAAP financial measure
(unaudited)

	Quarter ended December 31			Year ended December 31
(In millions)	2014	2013	Change	2014	2013	Change
Oilseeds Processing Operating Profit
Crushing and origination (excl. specified items)	$206	$252	$(46)	$744	$835	$(91)
Refining, packaging, biodiesel, and other (excl. specified item)	99	168	(69)	479	454	25
Cocoa and other (excl. timing effects)	29	14	15	109	(20)	129
Gain on sale of business*	126	—	126	126	—	126
Asset impairment charges*	(3)	—	(3)	(3)	—	(3)
Biodiesel credits*	52	—	52	—	—	—
Cocoa hedge timing effects*	12	(24)	36	(17)	(13)	(4)
Asia	61	68	(7)	167	217	(50)
Total Oilseeds Processing	$582	$478	$104	$1,605	$1,473	$132
Corn Processing Operating Profit
Sweeteners and starches (excl. specified items)	$67	$181	$(114)	$481	$520	$(39)
Bioproducts (excl. specified items)	217	134	83	697	380	317
Corn hedge timing effects*	13	25	(12)	25	(15)	40
Asset impairment charges*	(15)	(61)	46	(15)	(71)	56
Total Corn Processing	$282	$279	$3	$1,188	$814	$374
Agricultural Services Operating Profit
Merchandising and handling (excl. specified items)	$263	$84	$179	$511	$188	$323
Milling and other (excl. specified item)	80	70	10	252	270	(18)
Asset impairment charges*	(17)	—	(17)	(17)	—	(17)
Gain on expansion of JV*	—	—	—	156	—	156
GrainCorp-related specified items*	—	(155)	155	—	(155)	155
Transportation	92	47	45	187	77	110
Total Agricultural Services	$418	$46	$372	$1,089	$380	$709
Other Operating Profit
Processing (excl. specified item)	$(13)	$—	$(13)	$(13)	$—	$(13)
Restructuring charges*	(33)	—	(33)	(33)	—	(33)
Financial	27	22	5	79	41	38
Total Other	$(19)	$22	$(41)	$33	$41	$(8)

Segment Operating Profit	$1,263	$825	$438	$3,915	$2,708	$1,207
*Memo: Adjusted Segment Operating Profit	$1,128	$1,040	$88	$3,693	$2,962	$731

Corporate Results
LIFO credit (charge)	$16	$—	$16	$245	$225	$20
Interest expense - net	(75)	(94)	19	(318)	(408)	90
Unallocated corporate costs	(118)	(92)	(26)	(414)	(331)	(83)
Other charges	(95)	(57)	(38)	(228)	(147)	(81)
Minority interest and other	5	41	(36)	(70)	(23)	(47)
Total Corporate	$(267)	$(202)	$(65)	$(785)	$(684)	$(101)
Earnings Before Income Taxes	$996	$623	$373	$3,130	$2,024	$1,106

Segment operating profit is ADM’s consolidated income from operations before income tax excluding corporate items. Adjusted segment operating profit is segment operating profit adjusted, where applicable, for specified items and timing effects (see items denoted*). Timing effects relate to hedge ineffectiveness and mark-to-market hedge timing effects. Management believes that segment operating profit and adjusted segment operating profit are useful measures of ADM’s performance because they provide investors information about ADM’s business unit performance excluding corporate overhead costs as well as specified items and timing effects. Segment operating profit and adjusted segment operating profit are non-GAAP financial measures and are not intended to replace earnings before income tax, the most directly comparable GAAP financial measure. Segment operating profit and adjusted segment operating profit are not measures of consolidated operating results under U.S. GAAP and should not be considered alternatives to income before income taxes or any other measure of consolidated operating results under U.S. GAAP.

Consolidated Statements of Earnings
(unaudited)

	Quarter ended December 31		Year ended December 31
	2014	2013	2014	2013
	(in millions, except per share amounts)
Revenues	$20,894	$24,143	$81,201	$89,804
Cost of products sold	19,443	22,973	76,433	85,915
Gross profit	1,451	1,170	4,768	3,889
Selling, general, and administrative expenses	637	442	1,907	1,759
Asset impairment, exit, and restructuring costs	74	236	105	259
Equity in (earnings) losses of unconsolidated affiliates	(141)	(149)	(372)	(411)
Interest income	(30)	(34)	(92)	(102)
Interest expense	86	95	337	413
Other (income) expense - net	(171)	(43)	(247)	(53)
Earnings before income taxes	996	623	3,130	2,024
Income taxes	(291)	(246)	(877)	(670)
Net earnings including noncontrolling interests	705	377	2,253	1,354
Less: Net earnings (losses) attributable to noncontrolling interests	4	3	5	12
Net earnings attributable to ADM	$701	$374	$2,248	$1,342

Diluted earnings per common share	$1.08	$0.56	$3.43	$2.02

Average number of shares outstanding	649	663	656	663

Other (income) expense - net consists of:
Gain on sale of assets/business (a)	$(154)	$(14)	$(351)	$(41)
Net loss (gain) on marketable securities transactions	—	(1)	—	(8)
(Gain) Loss on foreign exchange hedges	—	15	102	40
Other - net	(17)	(43)	2	(44)
	$(171)	$(43)	$(247)	$(53)

(a) Current period gain includes disposals in Oilseeds (Q4 $134 million, YTD $150 million), Corn (Q4 $7 million, YTD $6 million), Ag Services (Q4 $4 million, YTD $185 million), and Corporate (Q4 $9 million, YTD $10 million). The current period gain in Oilseeds is due principally to a $126 million gain on the sale of the fertilizer business. Prior period gain includes individually insignificant disposals in Oilseeds (Q4 $8 million, YTD $17 million), Corn (Q4 $0 million, YTD $4 million), Ag Services (Q4 $5 million, YTD $39 million), Other (Q4 $1 million, YTD $10 million) and a loss in Corporate (Q4 $0 million, YTD $29 million).

Summary of Financial Condition
(Unaudited)

	December 31, 2014	December 31, 2013
	(in millions)
NET INVESTMENT IN
Cash and cash equivalents (b)	$1,099	$3,121
Short-term marketable securities (b)	515	433
Operating working capital (a)	7,771	10,841
Property, plant, and equipment	9,960	10,137
Investments in and advances to affiliates	3,892	3,340
Long-term marketable securities	485	508
Other non-current assets	3,594	1,237
Net assets held for sale	$1,173	$—
	$28,489	$29,617
FINANCED BY
Short-term debt (b)	$108	$358
Long-term debt, including current maturities (b)	5,582	6,512
Deferred liabilities	3,169	2,553
Shareholders' equity	19,630	20,194
	$28,489	$29,617

(a)
Current assets (excluding cash and cash equivalents, short-term marketable securities, and current assets held for sale) less current liabilities (excluding short-term debt, current maturities of long-term debt, and current liabilities held for sale).

(b)	Net debt is calculated as short-term debt plus long-term debt, including current maturities less cash and cash equivalents and short-term marketable securities.

Summary of Cash Flows
(unaudited)

	Year ended December 31
	2014	2013
	(in millions)
Operating Activities
Net earnings	$2,253	$1,354
Depreciation and amortization	894	909
Asset impairment charges	41	259
Gain on sale of assets/business	(351)	(41)
Other - net	(135)	(188)
Changes in operating assets and liabilities	2,341	2,933
Total Operating Activities	5,043	5,226

Investing Activities
Purchases of property, plant and equipment	(894)	(913)
Net assets of businesses acquired	(2,717)	(44)
Proceeds from sale of business/assets	414	86
Marketable securities - net	(105)	104
Other investing activities	(64)	190
Total Investing Activities	(3,366)	(577)

Financing Activities
Long-term debt borrowings	1	23
Long-term debt payments	(1,373)	(275)
Net borrowings (payments) under lines of credit	(458)	(2,461)
Purchases of treasury stock	(1,183)	(101)
Cash dividends	(624)	(501)
Acquisition of noncontrolling interest	(157)	—
Other	95	73
Total Financing Activities	(3,699)	(3,242)

Increase (decrease) in cash and cash equivalents	(2,022)	1,407
Cash and cash equivalents - beginning of period	3,121	1,714
Cash and cash equivalents - end of period	$1,099	$3,121

Segment Operating Analysis
(unaudited)

	Quarter ended December 31		Year ended December 31
	2014	2013	2014	2013
	(in '000s metric tons)
Processed volumes
Oilseeds	8,499	8,840	32,208	31,768
Corn	5,544	6,374	23,668	23,688
Milling and Cocoa	1,853	1,862	7,318	7,226
Total processed volumes	15,896	17,076	63,194	62,682

	Quarter ended December 31		Year ended December 31
	2014	2013	2014	2013
	(in millions)
Revenues
Oilseeds Processing	$7,048	$8,188	$31,546	$34,883
Corn Processing	2,889	3,055	11,686	13,139
Agricultural Services	10,556	12,699	37,327	41,480
Other	401	201	642	302
Total revenues	$20,894	$24,143	$81,201	$89,804

Adjusted Earnings Per Share
A non-GAAP financial measure
(unaudited)

	Quarter ended December 31		Year ended December 31
	2014	2013	2014	2013
Reported EPS (fully diluted)	$1.08	$0.56	$3.43	$2.02
Adjustments:
LIFO (credit) charge (a)	(0.01)	—	(0.23)	(0.21)
Gain on sale of assets (b)	(0.14)	—	(0.29)	—
Wild-related charges (c)	0.03	—	0.13	—
Pension settlement (d)	0.09	—	0.09	—
Restructuring/relocation charges (e)	—	0.01	0.03	0.01
FCPA charges (f)	—	—	—	0.06
Asset impairment charges (g)	0.04	0.11	0.04	0.13
GrainCorp-related charges (h)	—	0.25	—	0.28
U.S. biodiesel credits (i)	(0.09)	(0.13)	—	(0.08)
Valuation allowance (j)	—	0.12	—	0.12
Effective tax rate adjustment (k)	—	0.03	—	—
Sub-total adjustments	(0.08)	0.39	(0.23)	0.31
Adjusted earnings per share (non-GAAP)	$1.00	$0.95	$3.20	$2.33

Memo: Timing effects (gain) loss
Corn (l)	(0.01)	(0.03)	(0.02)	0.01
Cocoa (m)	(0.01)	0.02	0.02	0.01
Sub-total timing effects	(0.02)	(0.01)	—	0.02
Adjusted EPS excluding timing effects (non-GAAP)	$0.98	$0.94	$3.20	$2.35

(a)	The company’s pretax changes in its LIFO reserves during the period, tax effected using the Company’s U.S. effective income tax rate.

(b)
Current period gain of $135 million, pretax, primarily related to the gain on sale of the fertilizer business, tax effected using the applicable tax rate. Year-to-date gain also includes $156 million, pretax, upon the Company's effective dilution in the Pacificor (formerly Kalama Export Company) joint venture, resulting from the contribution of additional assets by another member in exchange for new equity units, tax effected using the Company's U.S. effective income tax rate.

(c)
Current period charges of $33 million, pretax, related to restructuring charges, tax effected using the Company's U.S. effective tax rate. Year-to-date charges also include the loss on Euro foreign currency derivative contracts to economically hedge the anticipated Wild Flavors acquisition of $102 million, pretax, tax effected using the Company's U.S. effective income tax rate.

(d)	Expense of $98 million, pretax, related to pension settlements, tax effected using the Company's U.S. effective income tax rate.

(e)
Year-to-date charges related to the relocation of the global headquarters to Chicago, Ill., costs related to integration of Toepfer following the acquisition of the noncontrolling interest, and other restructuring charges totaling $31 million, pretax, tax effected using the applicable tax rates. Prior period charges related to restructuring and exit costs, tax effected using applicable tax rates.

(f)	Charges, net of estimated tax, related to settlements with government agencies pertaining to potential violations of anti-corruption practices.

(g)
Current period charges of $41 million, pretax, related to certain fixed assets and investment, tax effected using the Company's U.S. effective income tax rate. Prior period charges related to certain fixed assets and investments, tax effected using the applicable U.S. and Mexican tax rates.

(h)	Certain charges related to the Company's interest in GrainCorp, tax effected using the Company's U.S. effective income tax rate.

(i)
Current period credits of $52 million, pretax, ($61 million after tax) related to U.S. biodiesel blending credits attributable to prior periods. Prior period credits related to income tax benefit recognized in the fourth quarter ended December 31, 2013 on U.S. biodiesel blending credits attributable to prior periods.

(j)	Valuation allowance on certain deferred tax assets relating to net operating loss carryforwards of certain international subsidiaries.

(k)	Impact to EPS due to the change in annual effective tax rate.

(l)	Corn timing effects for corn hedge ineffectiveness losses tax effected using the Company's U.S. effective income tax rate.

(m)	Cocoa timing effects tax effected using the Company's effective income tax rate.

Adjusted EPS and adjusted EPS excluding timing effects reflect ADM’s fully diluted EPS after removal of the effect on Reported EPS of certain specified items and timing effects as more fully described above. Management believes that these are useful measures of ADM’s performance because they provide investors additional information about ADM’s operations allowing better evaluation of ongoing business performance. These non-GAAP financial measures are not intended to replace or be an alternative to Reported EPS, the most directly comparable GAAP financial measure, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s diluted shares outstanding for each respective quarter in order to arrive at an adjusted EPS amount for each specified item and timing effect.